COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION


APPLICATION OF                                            )
                                                          )
COLUMBIA GAS OF VIRGINIA, INC.,                           )  CASE NO. PUF010___
         PRINCIPAL APPLICANT,                             )
                                                          )  CASE NO. PUA010___
NISOURCE INC.,                                            )
NISOURCE FINANCE CORP.,                                   )
NISOURCE CAPITAL MARKETS, INC.,                           )
NISOURCE CORPORATE SERVICES COMPANY,                      )
NORTHERN INDIANA PUBLIC SERVICE COMPANY,                  )
KOKOMO GAS & FUEL COMPANY,                                )
NORTHERN INDIANA FUEL & LIGHT COMPANY, INC.,              )
BAY STATE GAS COMPANY,                                    )
NORTHERN UTILITIES, INC.,                                 )
PRIMARY ENERGY, INC.,                                     )
ENERGY USA, INC.,                                         )
ENERGY USA, INC.,                                         )
ENERGY USA-TPC CORP.,                                     )
ENERGY USA MASSACHUSETTS,                                 )
NESI ENERGY MARKETING, LLC,                               )
NI ENERGY SERVICES, INC.,                                 )
CROSSROADS PIPELINE COMPANY,                              )
NISOURCE DEVELOPMENT COMPANY, INC.,                       )
PNGTS HOLDING CORP.,                                      )
NISOURCE ENERGY TECHNOLOGIES, INC.,                       )
COLUMBIA ENERGY GROUP,                                    )
COLUMBIA GAS OF KENTUCKY, INC.,                           )
COLUMBIA GAS OF MARYLAND, INC.,                           )
COLUMBIA GAS OF OHIO, INC.,                               )
COLUMBIA GAS OF PENNSYLVANIA, INC.,                       )
COLUMBIA GAS TRANSMISSION CORPORATION, AND                )
COLUMBIA GULF TRANSMISSION COMPANY,                       )
         AFFILIATE APPLICANTS.                            )
                                                          )
FOR APPROVAL OF MONEY POOL AGREEMENT                      )


                         APPLICATION FOR APPROVALS UNDER
              CHAPTERS 3 AND 4 OF TITLE 56 OF THE CODE OF VIRGINIA
              ----------------------------------------------------

         Columbia Gas of Virginia, Inc. ("CGV"), Principal Applicant, and NiSource Inc., NiSource Finance Corp. ("NiSource Finance"), NiSource Capital Markets, Inc., NiSource Corporate Services Company ("NiSource Corporate Services"), Northern Indiana Public Service

Company, Kokomo Gas & Fuel Company, Northern Indiana Fuel & Light Company, Inc., Bay State Gas Company, Northern Utilities, Inc., Primary Energy, Inc., Energy USA, Inc., Energy USA, Inc., Energy USA-TPC Corp., NESI Energy Marketing, LLC, NI Energy Services, Inc., Crossroads Pipeline Company, NiSource Development Company, Inc., PNGTS Holding Corp., NiSource Energy Technologies, Inc., Columbia Energy Group, Columbia Gas of Kentucky, Inc., Columbia Gas of Maryland, Inc., Columbia Gas of Ohio, Inc., Columbia Gas of Pennsylvania, Inc., Columbia Gas Transmission Corporation, and Columbia Gulf Transmission Company, collectively, the Affiliate Applicants, hereby apply under Chapters 3 and 4 of Title 56 of the Code of Virginia for approval of the NiSource Inc. System Money Pool Agreement ("Money Pool Agreement"). CGV currently is authorized to participate in an intra-system money pool with affiliates in the Columbia Energy Group corporate family. Application of Columbia Gas of Virginia, Inc., Case No. PUF00045, Order Granting Authority (December 15, 2000), and Order Amending Authority Granted (January 24, 2001). CGV's ultimate parent, NiSource Inc., now proposes to expand the existing Money Pool arrangement to include its other direct and indirect subsidiaries. This application seeks approval of the new arrangement. The required Transaction Summaries in support of this Application are contained in Exhibits A and B, and the Money Pool Agreement is attached to Exhibit A as Attachment 1.

         In support of this Application, the Applicants respectfully state the following:

         THE APPLICANTS

         1. CGV is a natural gas distribution public service corporation engaged in the purchase, transportation, storage, distribution and sale of gas in Virginia. It is a wholly owned subsidiary of Columbia Energy Group, which itself is a wholly owned subsidiary of NiSource Inc.

         2. Columbia Energy Group is a registered holding company under the federal Public Utility Holding Company Act of 1935 as amended ("PUHCA"). It is duly organized and existing under the laws of the State of Delaware.

         3. NiSource Inc. is a Delaware corporation and a registered holding company under PUHCA.

         4. NiSource Finance, a wholly owned subsidiary of NiSource Inc., is a corporation duly organized and existing under the laws of the State of Indiana. NiSource Finance was incorporated for the purpose of facilitating the financing activities of NiSource Inc. and its affiliates, including CGV. NiSource Capital Markets, Inc. also is a wholly owned subsidiary of NiSource duly organized and existing under the laws of the State of Indiana.

         5. NiSource's other direct subsidiaries which will enter into the Money Pool Agreement are the following: NiSource Corporate Services Company, a Delaware corporation; Northern Indiana Public Service Company, an Indiana corporation; Kokomo Gas & Fuel Company, an Indiana corporation; Northern Indiana Fuel and Light Company, Inc., an Indiana corporation; Bay State Gas Company, a Massachusetts corporation; Northern Utilities, Inc., a New Hampshire corporation; Primary Energy, Inc., an Indiana corporation; Energy USA, Inc., an Indiana corporation; Energy USA Inc., a Massachusetts corporation; Energy USA-TPC Corporation, an Indiana corporation; NESI Energy Marketing, LLC, an Indiana limited liability company; NI Energy Services, Inc., an Indiana corporation; Crossroads Pipeline Company, an Indiana corporation; NiSource Development Company, Inc., an Indiana corporation; PNGTS Holding Corp., an Indiana corporation; and NiSource Energy Technologies, Inc., an Indiana corporation. In addition to CGV, the following subsidiaries of Columbia Energy Group also will enter into the Money Pool Agreement: Columbia Gas of Kentucky, Inc., a Kentucky corporation;

Columbia Gas of Maryland, Inc., a Delaware corporation; Columbia Gas of Ohio, an Ohio corporation; Columbia Gas of Pennsylvania, Inc., a Pennsylvania corporation; Columbia Gas Transmission Corporation, a Delaware corporation; and Columbia Gulf Transmission Company, a Delaware corporation.

         6. The Money Pool Agreement is a contractual arrangement among NiSource, Inc. NiSource Finance, Columbia Energy Group, NiSource Capital Markets, and the other direct and indirect subsidiaries of NiSource (together, the "NiSource System"). The agreement, which has been filed with the Securities and Exchange Commission (the "SEC") pursuant to PUHCA, permits efficient short-term financing and investing by pooling temporary excess cash of the NiSource System. As participants in the Money Pool, NiSource System companies that have temporary excess cash ("Lenders") may deposit such funds in the Money Pool. Money Pool funds may be invested in a portfolio of high-quality short-term securities or lent to other NiSource System companies ("Borrowers") on a short-term basis. All companies in the NiSource System may participate in the Money Pool, although NiSource Inc., NiSource Capital Markets, NiSource Finance and Columbia Energy Group are not eligible borrowers and participate only as Lenders. Each company's cash position and the resultant amounts of its deposits or required borrowings, if any, are determined individually.

         7. NiSource Corporate Services administers the Money Pool. Funds are consolidated through bank accounts maintained by NiSource Corporate Services and, to the extent that the Lenders' deposits exceed the Borrowers' requirements, funds are invested in a portfolio for the benefit of the Lenders. At any time when the Borrowers' requirements exceed the Lenders' temporary excess cash balances, NiSource, Inc., through NiSource Finance, lends indirectly to the Borrowers through the Money Pool to satisfy those requirements. The source of

NiSource Inc.'s deposits may be either its own excess funds or funds borrowed under financing arrangements approved by the SEC. At no time does NiSource Inc., NiSource Finance, NiSource Capital Markets or Columbia Energy borrow from the Money Pool or from any subsidiary.

         8. The interest rate charged to Borrowers from the Money Pool and paid to Lenders for deposits to the Money Pool (the "Money Pool Rate") is determined monthly and equal to the weighted average daily rate interest on (i) short-term external borrowings by NiSource Finance plus (ii) earnings on external investments by NiSource Finance.

         9. NiSource Inc.'s temporary excess funds and Money Pool funds, to the extent that such funds exceed the requirements of the Borrowers, are invested in accordance with Short-Term Investment Guidelines (the "Guidelines") approved by the NiSource Inc. Chief Financial Officer.

         10. When there are both Lenders (including NiSource Inc.) and Borrowers in the Money Pool at the same time, funds of each Lender are allocated pro rata to each Borrower. All borrowings and deposits through the Money Pool are documented in the records of the individual participants.

         11. As previously noted, the Commission has previously approved CGV's participation in a Money Pool established by Columbia Energy Group and its subsidiaries in prior cases, most recently in Case No. PUF000045. See Application of Columbia Gas of Virginia Inc.; Case No. PUF000045, Order Granting Authority (Dec. 15, 2000) and Order Amending Authority Granted (Jan. 24, 2001). This application seeks approval of a new NiSource System Money Pool to replace the Columbia Energy Group Intrasystem Money Pool. Unlike the Columbia Energy Group Money Pool, the new Money Pool would serve Columbia Energy

Group subsidiaries as well as other subsidiaries of NiSource Inc. Currently, the borrowing and investment positions of all Columbia Energy Group Money Pool participants are consolidated or pooled into one money pool netting account held at PNC Bank in the name of Columbia Energy Group Service Corp. Upon obtaining all necessary approvals for the newly proposed Money Pool, this netting account will reside within NiSource Corporate Services. The borrowing and investment positions of all Money Pool participants will then be consolidated into the NiSource Corporate Services netting account.

         12. Pursuant to the Order Granting Authority entered on December 15, 2000, the Commission authorized CGV to enter into financial transactions to borrow up to $45,000,000 through the Money Pool from Columbia Energy Group, NiSource Finance, and/or other affiliates in excess of twelve percent of total capitalization, under the terms and conditions and for the purposes set forth in CGV's application in that docket. Case No. PUF000045, Order Granting Authority,
p. 2. Additionally, the Commission authorized CGV to invest temporary excess cash up to $21,000,000 in the Money Pool from January 1, 2001, through December 31, 2001. Id. at 3. By order entered January 24, 2001, the Commission amended the authority granted in the December 15, 2000 Order and authorized CGV to enter into financial transactions to borrow up to $70,000,000 through the Money Pool from Columbia Energy Group, NiSource Finance, and/or other affiliates, in excess of twelve percent of total capitalization. Id., Order Amending Authority Granted, p. 2. CGV and the Affiliate Applicants do not seek any change in the previously approved borrowing and lending limits for 2001. Further, CGV will continue to use its short-term borrowing from the Money Pool for peak short-term requirements such as gas purchases and related storage activities, to fund working capital needs, to fund CGV's ongoing construction program, and for other corporate requirements.

BENEFITS OF THE MONEY POOL
--------------------------

         13. As the Commission has recognized by its approval of CGV's participation in the existing Money Pool, CGV's participation in the NiSource System Money Pool will benefit CGV and its ratepayers. Specifically, the proposed Money Pool structure would generally eliminate excess cash balances and external short-term investments at the subsidiary level, because excess cash balances of NiSource subsidiaries would be pooled as investments into the Money Pool and subsidiaries needing to borrow funds would have access to such investment balances via the Money Pool. This has the beneficial effect of reducing external borrowings at the parent-holding company level.

         14. Further because the parent company's incremental borrowing rate is invariably higher than investment rates for either the parent or its subsidiaries, interest cost savings from the reduced level of external borrowings more than offsets foregone investment income at the subsidiary level. For example, the average borrowing rate for the Columbia Energy Group Money Pool during calendar 2000 was 6.84%, while the average investment rate was 5.78%. Applying this interest rate differential to the current investment balances in the Columbia Energy Group Money Pool ($275,869,793) results in an annualized interest cost savings (net of forgone interest income) of $2.9 million.

         15. Further, the Money Pool structure would reduce transaction costs due to the following features:

         (a) Enterprise-wide pooling of cash balances to reduce external borrowings.

         (b) Reduced external borrowings resulting from money pool utilization represents a net cost savings versus maintaining investment balances at the subsidiary level.

         (c) Money Pool automates funds flow throughout the entire enterprise by upstreaming all cash balances via zero balance bank accounts.

         (d) Money Pool system automates accounting entry generation via NiSource Inc.'s Treasury Workstation platform.

         (e) Money Pool system is flexible and scalable.

         (f) Money Pool interest rates are advantageous to both lenders and borrowers.

         (g) Intercompany financing (short-term) among virtually all of NiSource's subsidiaries would be facilitated by one mechanism - the Money Pool. External financing activity in the commercial paper and bank credit market is conducted by only one entity - NiSource Finance

         (h) Enterprise-wide cash concentration and cash management is optimized, as the entire enterprise's daily cash position flows upstream into the Money Pool. Daily borrowing decision, and therefore pricing, is optimized at the Money Pool or parent level.

         (i) Intercompany transactions among Money Pool participants are settled via "book entry", clearing against the Money Pool account. Intercompany movement of cash is therefore no longer necessary, resulting in transactional cost savings.

         16. In short, the Money Pool Agreement and CGV's participation in the NiSource System Money Pool is in the public interest.

         WHEREFORE, for the reasons discussed in this application, the Applicants respectfully request the Commission to approve CGV's participation in the NiSource System Money Pool under Chapters 3 and 4 of Title 56 of the Code of Virginia by authorizing CGV to: (1) borrow up to $70,000,000 in calendar year 2001 in the form of Money Pool Notes from other affiliated companies including all NiSource subsidiaries through the Money Pool; and (2) invest temporary excess cash in the Money Pool from time to time. The Applicants also respectfully request that the Commission approve these requests as in the public interest without the necessity of a public hearing.

                                     Respectfully submitted,
                                     Columbia Gas of Virginia, Inc.

                                     By: /s/ Janis L. Hannuksela
                                         -----------------------
                                     Its: Treasurer

                                     NiSource Inc.
                                     NiSource Finance Corp.
                                     NiSource Capital Markets, Inc.
                                     NiSource Corporate Services Company
                                     Northern Indiana Public Service Company
                                     Kokomo Gas & Fuel Company
                                     Northern Indiana Fuel & Light Co., Inc.
                                     Bay State Gas Company
                                     Northern Utilities, Inc.
                                     Primary Energy, Inc.
                                     Energy USA, Inc.
                                     Energy USA, Inc.
                                     Energy USA-TPC Corp.
                                     NESI Energy Marketing, LLC
                                     NI Energy Services, Inc.
                                     Crossroads Pipeline Company
                                     NiSource Development Company, Inc.
                                     PNGTS Holding Corp.
                                     NiSource Energy Technologies, Inc.
                                     Columbia Energy Group
                                     Columbia Gas of Kentucky, Inc.
                                     Columbia Gas of Maryland, Inc.
                                     Columbia Gas of Ohio, Inc.
                                     Columbia Gas of Pennsylvania, Inc.
                                     Columbia Gas Transmission Corporation
                                     Columbia Gulf Transmission Company



                                     By: /s/ Gary W. Pottorff
                                         --------------------
                                     Their:  Secretary

                            COMMONWEALTH OF VIRGINIA

                          STATE CORPORATION COMMISSION

                                  VERIFICATION



STATE OF VIRGINIA          )
                           )     SS:
COUNTY OF CHESTERFIELD     )

         Janis L. Hannuksela, who executed the foregoing application on behalf of COLUMBIA GAS OF VIRGINIA, INC., being duly sworn, says that she is Treasurer of COLUMBIA GAS OF VIRGINIA, INC.; that the facts and allegations contained in the foregoing application are true, except so far as they are therein stated to be upon information, and that so far as they are therein stated to be upon information, she believes them to be true.


                                          /s/ J. L. Hannuksela
                                          --------------------


         Taken, sworn to and subscribed before me, a Notary Public of and for the County and State aforesaid, this 4th day of October, 2001.


                                          /s/ Monique H. Townes
                                          ---------------------
                                          Notary Public


SEAL

                                  VERIFICATION

STATE OF INDIANA           )
                           )        SS:
LAKE COUNTY                )

         Mr. Gary W. Pottorff, who executed the foregoing application on behalf of NiSource Inc.; NiSource Finance Corp.; NiSource Capital Markets, Inc.; NiSource Corporate Services Company; Northern Indiana Public Service Company; Kokomo Gas & Fuel Company; Northern Indiana Fuel & Light Co., Inc.; Bay State Gas Company; Northern Utilities, Inc.; Primary Energy, Inc.; Energy USA, Inc.; Energy USA, Inc.; Energy USA-TPC Corp.; NESI Energy Marketing, LLC; NI Energy Services, Inc.; Crossroads Pipeline Company; NiSource Development Company, Inc.; PNGTS Holding Corp.; NiSource Energy Technologies, Inc.; Columbia Energy Group; Columbia Gas of Kentucky, Inc.; Columbia Gas of Maryland, Inc.; Columbia Gas of Ohio, Inc.; Columbia Gas of Pennsylvania, Inc.; Columbia Gas Transmission Corporation; Columbia Gulf Transmission Company (collectively, Affiliate Applicants), being duly sworn, says that he is Corporate Secretary of each of the Affiliate Applicants, that the facts and allegations contained in the foregoing application are true, except so far as they are therein stated to be upon information, and that so far as they are therein stated to be upon information, he believes them to be true.


                                          /s/ Gary W. Pottorff
                                          --------------------





         Taken, sworn to and subscribed before me, a Notary Public of and for the County and State aforesaid, this 4th day of October, 2001.

                                          /s/ Julie A. Wilkerson
                                          ----------------------
                                          Notary Public


SEAL

                                                                       EXHIBIT A

                         TRANSACTION SUMMARY - CHAPTER 4

APPLICATION INVOLVING THE RECEIPT OF SERVICES/GOODS (INCLUDING INTANGIBLES):

1.    DESCRIBE, IN DETAIL, THE AFFILIATE RELATIONSHIP AMONG PARTIES INVOLVED.

      Columbia Gas of Virginia, Inc. ("CGV") is a wholly owned subsidiary of Columbia Energy Group. NiSource Inc., NiSource Finance Corp. ("NiSource Finance"), NiSource Capital Markets, Inc., NiSource Corporate Services Company ("NiSource Corporate Services"), Columbia Energy Group, Northern Indiana Public Service Company, Kokomo Gas & Fuel Company, Northern Indiana Fuel & Light Company, Inc., Bay State Gas Company, Northern Utilities, Inc., Primary Energy, Inc., Energy USA, Inc., Energy USA Inc., Energy USA-TPC Corp., NESI Energy Marketing, LLC, NI Energy Services, Inc., Crossroads Pipeline Company, NiSource Development Company, Inc., PNGTS Holding Corp., NiSource Energy Technologies, Inc., Columbia Gas of Kentucky, Inc., Columbia Gas of Maryland, Inc., Columbia Gas of Ohio, Inc., Columbia Gas of Pennsylvania, Inc., Columbia Gas Transmission Corporation, Columbia Gulf Transmission Company are each an "affiliated interest" of CGV as defined inss.56-76 of the Virginia Code.

2. DESCRIBE THE CONDITIONS AND TERM OF THE AGREEMENT, INCLUDING RIGHTS OF PARTIES TO CANCEL AND RENEWABILITY.

      This application requests approval for CGV to participate in the NiSource Inc. System Money Pool ("Money Pool"). Participation would allow CGV to finance its cash needs with funds received from the Money Pool until December 31, 2001. In particular, the NiSource Inc. System Money Pool Agreement (the"Agreement") (Attachment 1) provides for CGV to lend its temporary excess funds and to borrow from the Pool to meet its working capital, gas cost, and other needs. The Agreement has no fixed term. Approval is sought for CGV's participation from the date of approval of this application to December 31, 2001. Additional approvals for future participation will be sought as necessary. The agreement does not contemplate cancellation or renewal, although the short-term debt must be repaid on demand, and in any event within one year of the date on which such loan was made.

3. WHY DOES THE UTILITY COMPANY NEED THE SERVICE(S)/GOOD(S)? WHAT ARE THE CURRENT OR PRIOR ARRANGEMENTS? PROVIDE SPECIFIC DETAILS.

      The proposed short-term financing is to be used for peak short-term working capital requirements such as gas purchases and related storage activities. CGV will maintain up to the current level of long-term Promissory Notes and common stock in addition to its reliance upon parent guarantees and letters of credit to satisfy is long-term capital and financial needs.

      In Case No. PUF000045, the Commission authorized CGV to borrow up to $70,000,000 through the Columbia Energy Group Intrasystem Money Pool, and to invest temporary excess cash in the Money Pool up to $21,000,000. NiSource now seeks to expand the Intrasystem Money Pool to include other NiSource subsidiaries that are not part of the Columbia Energy Group ("Other NiSource Subsidiaries"). CGV does not propose any change in the currently approved borrowing and lending limits.

4. SHOW THAT THE COST OF THE SERVICE(S)/GOOD(S) IS AT LEAST COMPARABLE TO THE COST IF OBTAINED FROM A NON-AFFILIATED ENTITY AND/OR PROVIDED INTERNALLY, BOTH CURRENTLY AND IN THE FUTURE.

      The interest rate on short-term borrowings from and investments in the Money Pool will be determined monthly and equal to the weighted average daily interest rate on (1) short-term external borrowings by NiSource Finance, plus (ii) earnings on external investments by NiSource Finance.

      Because CGV will be charged an interest rate on short-term borrowings based on the current market rates for a larger company that has greater access to the capital markets, the rates will be less than those available to CGV from a non-affiliated entity.

5. HOW ARE THE ASSOCIATED COSTS TO BE CHARGED OR ALLOCATED? DETAILED DESCRIPTIONS MUST BE PROVIDED.

      In addition to the interest rates described in number #4, CGV will be charged a fee for its share of costs of compensating balances and/or commitment fees paid to banks to maintain credit lines ("External Funds") by parties investing External Funds in the Money Pool.

      CGV is charged an allocated share of the monthly fees based on a percentage that is determined by dividing the internal borrowing authorization of each eligible borrower by the total internal borrowing authorizations of all eligible borrowers..

6. PROVIDE ASSURANCE THROUGH SAFEGUARDS IN PLACE THAT NO UNREGULATED AFFILIATE WILL BE SUBSIDIZED BY THE REGULATED COMPANY AS A RESULT OF THE PROPOSED TRANSACTION.

      No unregulated affiliated will be subsidized as a result of the proposed financing arrangements. CGV will be charged interest rates and costs as described in numbers 4 and 5.

7. PROVIDE ASSURANCES THAT THE UTILITY IS NOT EXPOSING ITSELF TO GREATER BUSINESS RISK AS A RESULT OF THE PROPOSED ARRANGEMENT. IF THE UTILITY IS BEING EXPOSED TO A GREATER DEGREE OF BUSINESS RISK, SHOW HOW THE ARRANGEMENT WOULD BE IN THE PUBLIC INTEREST IN SPITE OF THE ADDITIONAL RISK EXPOSURE.

      CGV is not exposing itself to greater business risk as a result of the proposed financing agreement. In fact, CGV is reducing its business risk as a result of having access to the capital markets via NiSource Inc., NiSource Capital Markets, NiSource Finance and Columbia Energy Group. These entities have many more financing options and resources available at lower rates than CGV would have on a stand-alone basis.

8. SHOW THE AGREEMENT OR ARRANGEMENT IS NOT DETRIMENTAL TO THE VIRGINIA RATEPAYERS. HOW IS THE TRANSACTION IN THE PUBLIC INTEREST? BE SPECIFIC.

      See responses to numbers 4, 5, 6 and 7.

9. PROVIDE ADDITIONAL SUPPORT FOR THE AGREEMENT/ARRANGEMENT. WILL THE SERVICE/CONTRACT RESULT IN LOWER OPERATING COSTS, MORE EFFICIENCIES, ECONOMICS OF SCALE OR BETTER QUALITY OF SERVICE FOR THE UTILITY? BE SPECIFIC.

      See responses to numbers 6 and 7. In addition the Money Pool structure would reduce transaction costs due to the following features:

      (a) Enterprise-wide pooling of cash balances to reduce external borrowings.

      (b) Reduced external borrowings resulting from money pool utilization represents a net cost savings versus maintaining investment balances at the subsidiary level.

      (c) Money Pool automates funds flow throughout the entire enterprise by upstreaming all cash balances via zero balance bank accounts.

      (d) Money Pool system automates accounting entry generation via Treasury Workstation platform.

      (e) Money Pool system is flexible and scalable.

      (f) Money Pool interest rates are advantageous to both lenders and borrowers.

      (g) Intercompany financing (short-term) among virtually all of NiSource's subsidiaries would be facilitated by one mechanism - the Money Pool. External financing activity in the commercial paper and bank credit market is conducted by only one entity - NiSource Finance

      (h) Enterprise-wide cash concentration and cash management is optimized, as the entire enterprise's daily cash position flows upstream into the Money Pool. Daily borrowing decision, and therefore pricing, is optimized at the Money Pool or parent level.

      (i) Intercompany transactions among Money Pool participants are settled via "book entry", clearing against the Money Pool account. Intercompany movement of cash is therefore no longer necessary, resulting in transactional cost savings.

10. SHOW THE ARRANGEMENT WILL NOT CAUSE THE UTILITY TO BECOME INVOLVED IN A LONG-TERM CAPTIVE RELATIONSHIP.

      See response to number 2.

11. COSTS SHOULD BE DIRECTLY ASSIGNED WHERE POSSIBLE. DIRECT CHARGE ALLOCATION SHOULD BE EMPHASIZED FOR LABOR AND OTHER COSTS THAT CAN BE IDENTIFIED WITH A SPECIFIC ACTIVITY. ALLOCATIONS BASED ON A GENERAL ALLOCATOR SHOULD BE LIMITED TO 5% OF TOTAL CHARGES IF AT ALL POSSIBLE. IF SUCH ASSIGNMENTS DEVIATE FROM THE ABOVE GUIDELINES, PROVIDE JUSTIFICATION FOR SUCH DEVIATION.

      Interest rates and credit fees are charged directly to CGV based on current market rates and the amount of debt taken by the CGV.

      12. ss.56-233.1 of the Code of Virginia states that every public utility shall use competitive bidding, to the extent possible, in its purchasing practices. Show that competitive bidding has been used in connection with the proposed arrangement. Provide names of vendors contacted and prices quoted, as well as, copies of bid requests.

      The financing arrangements described herein were not competitively bid by CGV. As discussed in number 7, the lenders of External Funds to the Money Pool have greater access to capital markets at rates lower than CGV could obtain on a stand alone basis. Accordingly, the financing costs will be less than those available to CGV from a non-affiliated entity.

      13. RELATIVE TO LEASES WITH AFFILIATES, THE UTILITY MUST JUSTIFY LEASING VERSUS BUYING AS WELL AS LEASING FROM AN AFFILIATE VERSUS LEASING FROM A THIRD PARTY. PROVIDE AN ANALYSIS TO SUPPORT COMPANY'S PROPOSAL.

                  Not applicable.

                                                                       EXHIBIT B

                            COLUMBIA GAS OF VIRGINIA
                  APPLICATION FOR AUTHORITY TO ISSUE SECURITIES
                                FINANCING SUMMARY


ITEM 1:  DESCRIPTION OF ISSUE AND PROPOSED USES:

         A)  TYPE OF SECURITY.

             Columbia Gas of Virginia, Inc. (the "Company") plans to borrow on a short-term basis from the Intrasystem Money Pool (the "Money Pool") pursuant to the NiSource Inc. System Money Pool Agreement.

         B) PUBLIC OFFERING, PRIVATE PLACEMENT, INTERCOMPANY FINANCING ARRANGEMENT, OR SPECIAL DISTRIBUTION (E.G., EQUITY VIA DIVIDEND REINVESTMENT PLAN, EMPLOYEE PURCHASE PLAN, ETC.).

             All financing programs described herein are intercompany arrangements.

         C)  PROPOSED AMOUNT.

             The Company's financing plan calls for up to $70,000,000 in short-term debt for Calendar Year 2001.

         D)  PROPOSED DATE(S) OF ISSUE.

             The said short-term debt would be borrowed, repaid, and reborrowed as needed. Short-term borrowing outstanding at December 31, 2001 would be repaid upon the Commission's authorization of the Company's 2002 short-term financing or, in any event, within one year of the date on which a loan is made.

         E)  SPECIFIC USES OF PROCEEDS WITH ESTIMATED AMOUNTS.

             Short-term financing is to be used for peak short-term requirements such as gas purchases and related storage activities.

             The Company's 2001 capital program is projected to be $27,084,000. Funds for these requirements will not require additional long-term financing in 2001.

ITEM 2:  TERMS OF ISSUE:

         DEBT FINANCING

         A) ESTIMATED INTEREST OR DIVIDEND RATE. SPECIFY A FIXED OR VARIABLE RATE AND ANY MINIMUM OR MAXIMUM RATES.

             The interest rate the Company will incur on its short-term borrowing will be determined monthly and equal to the weighted average daily interest rate on (i) short-term external borrowings by NiSource Finance plus (ii) earnings on external investments by NiSource Finance. The proposed short-term financing is to be used for peak short-term working capital requirements such as gas purchases and related storage activities.

         B) TERMS OF ANY RATE ADJUSTMENT (INCLUDE FREQUENCY OF ADJUSTMENT AND THE PARTICULAR BASIS FOR ADJUSTMENT).

             See response to A.

         C)  TIMING OF PAYMENTS, E.G. MONTHLY, QUARTERLY, ANNUALLY.

             Each eligible borrower receiving a loan under the Agreement shall repay the principal amount of such loan, plus interest, on demand and in any event within one year of the date on which such loan was made.

         D)  PROPOSED MATURITY.

             None.

         E)  CURRENT SECURITY RATING OF EACH RATING AGENCY.

             Current security rating: The Company is not rated. NiSource Inc. senior unsecured debt securities have a Standard & Poor's long-term debt rating of BBB. NiSource Inc. commercial paper rating is A2 by Standard and Poor's.

         F)  UNDERWRITER(S).

             None.

         G) ESTIMATE OF ALL COSTS RELATED TO ISSUANCE (INCLUDING UNDERWRITING, LEGAL, PRINTING, ETC.) PRESENTED IN AN ITEMIZED LIST.

             All financing programs described herein are intercompany arrangements. Costs associated with the preparation and filing of required documents with the Securities and Exchange Commission are incurred directly by NiSource Inc. and are allocated to subsidiaries participating in the filing. There will be no additional costs incurred directly by CGV related to its financing requirements.

         H)  THE FOLLOWING SHALL BE DISCUSSED:

             - NUMBER OF SHARES CURRENTLY AUTHORIZED AND ISSUED
             - NUMBER OF SHARES TO BE ISSUED AND PAR VALUE
             - CALL PROVISIONS
             - SINKING FUND PROVISIONS
             - CONVERSION PRIVILEGES
             - ASSETS PLEDGED, AND
             - RESTRICTIVE COVENANTS.

             Authorized shares of common stock is 1,450,000 Shares issued and outstanding as of 9/30/00 is 1,306,106 No shares will be issued.

             The terms of the securities do not include any of the following: call provisions; sinking fund provisions; conversion privileges. Assets pledged and restrictive covenants are pursuant to the loan agreement.

         I) IF A PARENT/SUBSIDIARY INTERCOMPANY FINANCING ARRANGEMENT IS PROPOSED, SUMMARIZE ANY OTHER RELEVANT CHARACTERISTICS.

             All of NiSource Inc.'s short-term debt has been obtained through NiSource Finance. NiSource Finance acquired that short-term debt directly from the capital markets. This will have no adverse impact on the cost of short-term debt of CGV because the short-term debt ratings of NiSource Inc. and NiSource Finance are identical.

         EQUITY FINANCING

         A)  NUMBER OF SHARES CURRENTLY AUTHORIZED AND ISSUED.

             See response to Item 2 H) for number of shares currently authorized and issued.

         B) NUMBER OF SHARES TO BE ISSUED, ISSUE PRICE ESTIMATE AND HOW DETERMINED.

             None.

         C)  PREEMPTIVE RIGHTS.

             Preemptive rights: None

         D)  VOTING RIGHTS.

             Voting rights: One vote per share, non-cumulative voting. All voting stock is owned by Columbia Energy Group.

         E)  UNDERWRITER(S).

             Underwriters: None

         F) ESTIMATE OF ALL COSTS RELATED TO ISSUANCE (INCLUDING UNDERWRITING, LEGAL, PRINTING, ETC.) IN AN ITEMIZED LIST.

             See Response to G - Debt Financing under Item 2.

         G) IF A CAPITAL TRANSFER FROM PARENT COMPANY IS PROPOSED, SUMMARIZE ANY OTHER RELEVANT CHARACTERISTICS.

             There are no additional relevant characteristics of the Parent/Subsidiary financing arrangement.

ITEM 3:  BRIEF DISCUSSION OF REASONABLENESS OF ISSUE/FINANCING STRATEGY:

         A) HOW DOES THE PROPOSED ISSUE FIT IN WITH BOTH THE COMPANY'S FINANCING PLAN SUBMITTED TO THE COMMISSION AT THE BEGINNING OF THE YEAR AND THE COMPANY'S TARGET CAPITAL STRUCTURE?

             The proposal is consistent with the Company's previously submitted financing plan. See Application in Case No. PUF000045.

         B) IF DEBT, COMPARE THE EXPECTED INTEREST RATE WITH RATES ON RECENT ISSUES OF SIMILAR QUALITY AND TERMS IN THE CAPITAL MARKETS.

             Not applicable.

         C) IF EQUITY, SHOW MARKET/BOOK RATIO, PRICE/EARNINGS RATIO, AND ANY OTHER RELEVANT COMPARISONS.

             Since the Company is a wholly-owned subsidiary of Columbia Energy Group the market/book ratio, price/earnings ratio and other comparisons are not relevant.

         D) IF A LEASING ARRANGEMENT OR OTHER FORM OF INDEBTEDNESS, SUMMARIZE THE ECONOMIC JUSTIFICATION FOR CHOOSING THIS ALTERNATIVE (E.G., LEASING VERSUS OWNERSHIP) TO INCLUDE ANY ANALYSIS PERFORMED.

             Not applicable.

         E) IF THE PURPOSE OF THE PROPOSED FINANCING IS THE REFUNDING OF OBLIGATIONS, PROVIDE A DESCRIPTION OF THE OBLIGATIONS, TO INCLUDE THE PRINCIPAL AMOUNTS, DISCOUNTS OR PREMIUMS APPLICABLE, THE DATES OF ISSUE, AND MATURITIES. IN ADDITION, PROVIDE COST/BENEFIT ANALYSIS INDICATING A BREAK-EVEN REFUND RATE. THE ANALYSIS SHALL INCLUDE ALL COSTS OF REFUNDING AND INDICATE THE RATE AT WHICH IT WOULD NOT BE BENEFICIAL TO ISSUE SECURITIES FOR THE PURPOSE OF REFUNDING THE OBLIGATIONS IN QUESTION.

             Not applicable.

         F) TRACE THE HISTORY OF ANY, AND ALL, AMENDMENTS TO THE ORIGINAL PROPOSAL, TO INCLUDE A SUMMARY OF COSTS AND OTHER JUSTIFICATIONS FOR THE AMENDMENT(S).

             Not applicable.

ITEM 4:  IMPACT ON COMPANY:

         A)  CHANGE IN CAPITAL STRUCTURE DUE TO ISSUE:

             - SHOW MOST RECENT ACTUAL CAPITAL STRUCTURE AMOUNTS AND WEIGHTS (PROVIDE FINANCIAL STATEMENTS TO SUPPORT FIGURES, TO INCLUDE A BALANCE SHEET, INCOME STATEMENT, AND CASH FLOW STATEMENT FOR THE ENTITY RAISING THE CAPITAL).
             - THE CAPITAL STRUCTURE SHALL CONSIST OF YEAR-END PERMANENT CAPITAL AND SHORT-TERM DEBT OUTSTANDING, TO INCLUDE ALL ITEMS RECORDED IN THE CAPITALIZATION SECTION OF THE COMPANY'S BALANCE SHEET (TO ALSO INCLUDE, IF APPLICABLE, CAPITAL LEASES, LONG-TERM DEBT DUE, AND PREFERRED STOCK REDEEMABLE WITHIN ONE YEAR).
             - SHOW PRO FORMA CAPITAL STRUCTURE AMOUNTS AND WEIGHTS TO REFLECT BOTH THE PROPOSED ISSUANCE OF THE SECURITIES AND THE IMPACT, IF APPLICABLE, OF THE USES OF THE FUNDS PROPOSED IN THE APPLICATION ON OTHER CAPITAL STRUCTURE ELEMENTS (E.G., ISSUING LONG-TERM DEBT TO REFUND SHORT-TERM DEBT WILL AFFECT BOTH CAPITAL STRUCTURE ELEMENTS, NOT JUST LONG-TERM DEBT).
             - AN EXPLANATION OF ALL ADJUSTMENTS AND ASSUMPTIONS MADE SHALL BE GIVEN. THE COMMISSION STAFF MUST BE ABLE TO VERIFY FIGURES FROM ACTUAL TO PRO FORMA VALUES.
             - IF A PARENT/SUBSIDIARY RELATIONSHIP EXISTS, SHOW CAPITAL STRUCTURES FOR THE ENTITY RAISING CAPITAL AND THE CONSOLIDATED COMPANY.

             Not applicable. See Application in Case No. PUF000045

         B)  CHANGE IN INTEREST COVERAGE DUE TO ISSUE:

             - IF THE PROPOSED FINANCING RESULTS IN A NEGATIVE CHANGE IN THE INTEREST COVERAGE RATIO OF 0.25X, OR MORE, DOCUMENT THE EXPECTED CHANGE AS FOLLOWS; OTHERWISE, OMIT THIS SECTION.
             -  SHOW ACTUAL PRE-TAX INTEREST COVERAGE.
             -  SHOW PRO FORMA, PRE-TAX INTEREST COVERAGE.
             - AN EXPLANATION OF ALL ADJUSTMENTS AND ASSUMPTIONS MADE SHALL BE GIVEN. THE COMMISSION STAFF MUST BE ABLE TO VERIFY FIGURES FROM ACTUAL TO PRO FORMA VALUES.

                a) PRE-TAX INTEREST COVERAGE = EARNINGS BEFORE INTEREST AND
                   TAXES/TOTAL INTEREST.
                b) EARNINGS BEFORE INTEREST AND TAXES = NET INCOME + INCOME
                   TAXES + TOTAL INTEREST - ALLOWANCE FOR OTHER FUNDS USED DURING CONSTRUCTION.
                c) INTEREST = TOTAL INTEREST (WHICH INCLUDES AMORTIZATION OF
                   DISCOUNTS, EXPENSES AND PREMIUMS ON DEBT, AND EXCLUDES ALLOWANCE FOR BORROW FUNDS USED DURING CONSTRUCTION).
                d) INCOME TAXES = FEDERAL INCOME TAXES + STATE INCOME TAXES.
                e) THE FOLLOWING EXAMPLE MAY BE USED:

             - FOR COMPARISON, PROVIDE THE MOST RECENT COVERAGE RATIO AS CALCULATED BY S&P, TO INCLUDE THE APPROPRIATE BENCHMARK RANGE FOR THE COMPANY'S CURRENT DEBT RATING.

                Not applicable. See Application in Case No. PUF000045.